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                                  Exhibit 12

                 Premiere Technoligies, Inc. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                       (in thousands, except ratio data)

                                                                                               Six-Months Ended
                                                     Year Ended December 31                         30-Jun
                                        ------------------------------------------------     -------------------
                                          1992      1993       1994      1995     1996         1996       1997
                                        ------------------------------------------------     -------------------
Income (Loss) From Continuing
  Operations Before Income Taxes        (2,879)   (3,042)    (7,402)    4,968    4,435        7,248     (28,354)

Add:  Interest Charges                   3,450     6,100      2,960     4,033    3,943        1,845       1,685

    Interest Component of Rent
      Expense                               55        80      6,435     8,813   11,056        5,113       5,931
                                        ----------------------------------------------       ------------------
Income Available for Fixed Charges         626     3,138      1,993    17,814   19,434       14,206     (20,738)
                                        ==============================================       ==================

Fixed Charges Interest Expense           3,450     6,100      2,960     4,033    3,943        1,845       1,685

Interest Component of Rent Expense          55        80      6,435     8,813   11,056        5,113       5,931
                                        ----------------------------------------------       ------------------

Total Fixed Charges                      3,505     6,180      9,395    12,846   14,999        6,958       7,616
                                        ----------------------------------------------       ------------------

Ratio of Earnings to Fixed Charges        0.18      0.51       0.21      1.39     1.30         2.04       (2.72)

Income Needed to Cover Fixed Charges     2,879     3,042      7,402                                      28,354
